Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2012 fourth quarter and year-end conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

The Company ended the year 2012 strong with fourth-quarter new sales, revenue and net income growth all at, or ahead, of plan. In fact, net new sales of $5.9 million basically matched our quarterly record of $6.0 million.

Top line growth for the year was 14%, slightly below where we should have been given below average performance of our post-acute group. Top line growth for the balance of our business was 19%, or at the top end of our 15 to 20% growth goals. Changes in our post-acute group should return its performance to historical growth contributions.

Even short of a perfect performance, overall 2012 represented another successful year, which continues our long and positive run. The number of clients we serve now exceeds 2,500 acute care and 9,500 post-acute care providers and some of the largest health plans in the country.

Before I outline our focus for 2013, let me have Kevin provide a detailed review of our financial performance for 2012.

Kevin

Thank you, Mike.

Net new sales of $5.9 million were added in the fourth quarter, resulting in total contract value of $94.5 million as of December 31, 2012. As a result of our focus over the past several years of establishing renewable, recurring service arrangements with our clients, we continue to see that over 98% of our current total contract value is comprised of annual recurring revenue agreements.

We also ended the quarter with subscription-based agreements representing 80% of contract value, compared to 73% of contract value at the end of 2011. Subscription agreements generated 80% of total revenue for the fourth quarter 2012 and 76% of total revenue for the full year of 2012. For 2013, we expect the percentage of subscription-based agreements and corresponding revenue will remain consistent, averaging at this 80% level.

Revenue for the fourth quarter was $22.0 million, an increase of 15% over the fourth quarter of 2011. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling and increasing contract value in our existing client base.

Total operating expenses for the fourth quarter increased by 15% from $14.1 million in 2011 to $16.2 million in 2012.

Direct expenses increased to $9.1 million for the fourth quarter 2012, compared to $7.2 million for the same period in 2012. This is the result of increased variable costs related to revenue growth, as well as additional investments in technology, research and service resources that support our strategy of empowering customer-centric healthcare across the continuum. Direct expenses as a percent of revenue were 41% for the full year of 2012, and we expect direct expenses as a percent of revenue to average 41% in 2013.

Selling, general and administrative expenses increased 6% to
$6.0 million for the three-month period ended December 31, 2012, compared to $5.6 million for the same period in 2011. SG&A expenses decreased as a percent of revenue to 27% for the three-month period ended December 30, 2012, from 30% for the same period in 2011, due to the leveraging of SG&A expenses against increased revenue in 2012. SG&A expenses as a percent of revenue were 27% for the full year 2012, and we expect SG&A expenses to average 27% of revenue in 2013.

Depreciation and amortization expense for the fourth quarter 2012 was $1.1 million, compared to $1.3 million in the fourth quarter of 2011. This decrease was attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 5% of revenue for the full year of 2012, and is expected to decrease to 4% of revenue in 2013 due to the continued decline in amortization expense.

For the full year of 2012, our operating income grew by 22% over 2011, with our operating income margin expanding from 25% in 2011 to 26% in 2012. Looking ahead to 2013, we are expecting to continue to realize expansion in our operating income margin and growth in annual operating income of at least 20% over 2012.

With respect to income tax expense, our provision for income taxes totaled $2.0 million for the three-month period ended December 31, 2012, compared to $1.7 million for the same period in 2011. For the full year 2012, the effective tax rate was lower at 32.1%, primarily due to the favorable impact of credits related to state income taxes that were recognized in the second quarter of 2012. The effective tax rate in 2013 is expected to average 37.5% for the full year.

Net income for the fourth quarter of 2012 increased by 18% to $3.7 million, compared to $3.1 million in 2011. Diluted earnings per share for the fourth quarter increased by 15% to $0.53, compared to $0.46 for the same period last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As Kevin suggested, our plan for 2013, for which we are well underway, is to continue, if not enhance, our organic growth rates. In addition, we have a parallel track focused on highly selective acquisitions. The organic side of the growth planned is based upon our proven successes over the past many years, including increasing market share, cross selling and enhanced client retention. We will also aggressively introduce new product offerings to further monetize our currently installed client base.

Regarding new products, we believe we are fortunate in that our shift to subscription-based client relationships, established over the years and now representing 80% of our contract value, allows us to quickly introduce new products by bundling the new offerings into a client’s current subscription with a corresponding increase in annual fees. This go-to-market approach is in sharp contrast to consuming our sales force capacity selling single applications one at a time.

We will use this go-to-market strategy in the next 45 days to roll out two new products. One new product is our Call Tracker, a unique web-based workflow tool used to standardize and bring accountability for patient outreach call activity when such calls are being executed in-house by client staff, which is typical for a certain number or type of discharged patients. NRC’s Call Tracker is a seamless extension to our turnkey avoidable readmission management solution and given such, ensures that as a client’s staff resources compress, we can seamlessly upgrade that client from Call Tracker only, to our broader discharge solution set.

Call Tracker is also a very important strategic enabler for our next generation Customer-Connect product line. As part of Call Tracker installation, the Company gains enhanced client connectivity resulting in 100% of a client’s patient encounters and the accompanying data being fed, essentially real-time, to our application. This direct connection will vastly enhance the ability for Customer-Connect products to touch each and every patient, becoming truly an enterprise platform for lifetime customer engagement.

A second new product that is rolling out across key segments of our currently installed base is our Point of Care mobile app. Improving the patient experience over time via process improvement is one thing. Solving the problem at point of care is quite another. Real-time service recovery has been a mainstay for most service industries and now our clients can join that generation. Our Point of Care application enables clinical and executive leadership of our provider clients the tools and program wrapper to, among other benefits, optimize rounding efforts and increase value-based purchasing rewards.

Our Point of Care offering is also a simple example of our broader Customer-Connect strategy of tracking a customer longitudinally for life, which can now began even before discharge.

As clients have told us, a robust profile of self-reported outcomes such as patient experiences related to care delivery, combined with the customers’ activities of daily living, brings visibility to their customers’ risks never before possible. This insight and deeper understanding of “the customer” is now a requirement, given the change in the healthcare business model.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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